Exhibit 3.1

Articles of association of CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd) with registered office in Zug (Translation; in case of controversy the German text shall prevail)	STATUTEN der CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd) mit Sitz in Zug
I.Corporate Name, Principal Office, Duration and Purpose of the Company	I.Firma, Sitz, Dauer und Zweck der Gesellschaft

Art. 1Corporate Name, Principal Office and Duration

Under the name

CRISPR Therapeutics AG
(CRISPR Therapeutics SA)
(CRISPR Therapeutics Ltd)

there exists a Company which is subject to the provisions of art. 620 et seq. of the Swiss Code of Obligations (CO) with registered office in Zug. The duration of the Company is unlimited.

Art. 1Firma, Sitz und Dauer

Unter der Firma

CRISPR Therapeutics AG
(CRISPR Therapeutics SA)
(CRISPR Therapeutics Ltd)

besteht für unbeschränkte Dauer eine Aktiengesellschaft gemäss Art. 620 ff. OR mit Sitz in Zug.

Art. 2Purpose

The purpose of the Company is the research and development in the field of pharmaceutical products, including biological and biotechnological products, as well as the production and commercialisation of such products.

The Company may purchase, hold and sell patents, copy rights, trade marks and other intellectual property rights as well as licenses of any kind.

The Company may engage in and carry out any and all commercial, financial or other activity, which is directly or indirectly related to the purpose of the Company. The Company may purchase, hold and sell shares or interests in other companies in Switzerland or abroad. It may establish and maintain branches and subsidiaries in Switzerland and abroad.

The Company may purchase, hold and sell real estate and carry out other investments.

Art. 2Zweck

Die Gesellschaft bezweckt die Forschung und Entwicklung auf dem Gebiet von pharmazeutischen Produkten, einschliesslich biologischen und biotechnologischen Produkten, sowie die Herstellung und Kommerzialisierung derartiger Produkte.

Die Gesellschaft kann Patente, Urheberrechte, Marken und andere Immaterialgüterrechte sowie Lizenzen jeder Art erwerben, halten und veräussern.

Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt im Zusammenhang stehen. Die Gesellschaft kann Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräussern. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.

Die Gesellschaft kann Grundstücke erwerben, verwalten und veräussern sowie Vermögensanlagen anderer Art tätigen.

II.Share Capital and Shares	II.Aktienkapital und Aktien
Art. 3Share Capital and Shares The share capital of the Company is CHF 1’927’232.82 and is fully paid-in. It is divided into 64’241’094 registered shares with a nominal value of CHF 0.03 each.	Art. 3Aktienkapital und Aktien Das Aktienkapital der Gesellschaft beträgt CHF 1'927‘232.82 und ist voll liberiert. Es ist in 64‘241‘094 Namenaktien mit einem Nennwert von je CHF 0.03 eingeteilt.

Art. 3aAuthorized Share Capital

The Board of Directors is authorized to increase the share capital, in one or several steps until 10 June 2022, by a maximum amount of CHF 855’548.49 by issuing a maximum of 28’518’283 registered shares with a par value of CHF 0.03 each, to be fully paid up. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company and (ii) in partial amounts shall also be permissible.

Art. 3aGenehmigtes Kapital

Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 10. Juni 2022, das Aktienkapital im Maximalbetrag von CHF 855‘548.49 durch Ausgabe von höchstens 28’518’283 vollständig zu liberierende Namenaktien mit einem Nennwert von je CHF 0.03 zu erhöhen. Eine Erhöhung des Aktienkapitals (i) durch die Zeichnung von Aktien aufgrund eines von einem Finanzinstitut, eines Verbandes, einer anderen Drittpartei oder Drittparteien unter-zeichneten Angebots, gefolgt von einem An-gebot gegenüber den zu diesem Zeitpunkt bestehenden Aktionären der Gesellschaft sowie (ii) in Teilbeträgen ist zulässig.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat soll den Ausgabezeitpunkt, den Bezugspreis, die Art und Weise der Liberierung, das Datum, ab welchem die Aktien zum Bezug einer Dividende berechtigen, die Bedingungen zur Ausübung der Bezugsrechte sowie die Zuteilung nicht ausgeübter Bezugsrechte festlegen. Der Verwaltungsrat kann bestimmen, dass nicht ausgeübte Bezugsrechte verfallen oder er kann Drittparteien solche Rechte oder Aktien, für welche die Bezugsrechte nicht ausgeübt wurden, zu Marktbedingungen zuteilen oder sie sonst im Interesse der Gesellschaft verwenden.

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties:

a)if the issue price of the new registered shares is determined by reference to the market price; or

b)for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or

c)for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges; or

d)for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s); or

e)for raising of capital (including private placements) in a fast and flexible manner as such transaction would probably be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the statutory pre-emptive right of the existing shareholders;

f)for other valid grounds in the sense of Article 652b para. 2 CO; or

g)following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre auszuschliessen oder Dritten zuzuteilen:

a)falls der Ausgabepreis der neuen Aktien anhand des Marktwertes festgelegt wird; oder

b)für die Übernahme eines Unternehmens, den Teil eines Unternehmens oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Erwerbe, oder im Falle einer Aktienplatzierung für die Finanzierung oder Refinanzierung solcher Platzierungen; oder

c)zum Zweck der Erweiterung der Aktionärskreises der Gesellschaft in bestimmten finanziellen oder Investorenmärkten, für die Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Auflistung oder Meldung neuer Namenaktien an inländischen oder ausländischen Börsen; oder

d)zum Zweck der Gewährung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% aller Namenaktien im Falle einer Vermittlung oder eines Verkaufs von Namenaktien an den jeweiligen ursprünglichen Käufer oder Zeichner; oder

e)um Kapital (inklusive durch private Vermittlung) in schneller und flexibler Weise zu beschaffen, wenn eine solche Transaktion wahrscheinlich ohne den Ausschluss der gesetzlichen Vorkaufsrechte der existierenden Aktionäre schwierig oder nur zu weniger günstigen Bedingungen durchzuführen wäre; oder

f)aus anderen, gemäss Art. 652 Abs. 2 OR zulässigen Gründen; oder

g)einem Aktionär oder einer Gruppe von Aktionären folgend, die gemeinsam mehr als 15 % des im Handelsregister eingetragenen Aktienkapitals halten und den übrigen Aktionären auf Empfehlung des Verwaltungsrats hin kein Übernahmeangebot unterbreitet haben, oder im Rahmen der Abwehr eines tatsächlichen, drohenden oder etwaigen Übernahmeversuchs, für den der Verwaltungsrat, nach Konsultation eines unabhängigen Finanzberaters, keine Zustimmungsempfehlung abgegeben hat, da das Übernahmeangebot vom Verwaltungsrat den Aktionären gegenüber als finanziell zu wenig angemessen betrachtet wird.

The acquisition of registered shares out of authorized capital increase of share capital for general purposes and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien aufgrund einer genehmigten Aktienkapitalerhöhung für allgemeine Zwecke sowie jeder Transfer von Namenaktien unterliegen den Einschränkungen in Art. 4 dieser Statuten.

Art. 3bConditional Capital Increase for Bonds and Similar Debt Instruments

The share capital of the Company shall be increased by a maximum amount of CHF 147’591.00 through the issue of a maximum of 4'919'700 registered shares, payable in full, each with a nominal value of CHF 0.03 through the exercise of conversion and/or option rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

Art. 3bBedingtes Kapital für Anleihensobligationen oder ähnliche Instrumente

Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 147'591.00 durch Ausgabe von höchstens 4'919'700 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.03 je Aktie erhöht durch die Ausübung von Wandlungs- und/oder Optionsrechte, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen.

Shareholders' subscription rights are excluded. Shareholders' advance subscription rights with regard to the new bonds or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds or similar instruments on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue of option rights and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen oder ähnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von der Gesellschaft geplanten neuen Investitionen, oder für die Ausgabe von Anleihensobligationen oder ähnlichen Instrumenten auf internationalen Kapitalmärkten oder mittels Privatplatzierungen. Falls Vorwegzeichnungsrechte ausgeschlossen werden, müssen (1) die Instrumente zu Marktkonditionen platziert werden, (2) der Ausübungszeitraum darf zehn Jahre seit dem Ausgabedatum der Optionsrechte und 20 Jahre seit dem Ausgabedatum der Wandlungsrechte nicht überschreiten und (3) der Wandlungs- oder Aus-übungspreis für die neuen Aktien muss mindestens gemäss den Marktbedingungen am Ausgabedatum der Instrumente festgelegt werden.

The acquisition of registered shares through the exercise of conversion or option rights and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

D Der Erwerb von Namenaktien durch Ausübung von Wandel- oder Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 4 der Statuten.

Art. 3cConditional Share Capital for Employee Benefit Plans

The share capital of the Company shall be increased by an amount not exceeding CHF 524’811.27 through the issue of a maximum of 17‘493‘709 registered shares, payable in full, each with a nominal value of CHF 0.03, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary.

Art. 3cBedingtes Aktienkapital für Mitarbeiterbeteiligungspläne

Das Aktienkapital kann durch die Ausgabe von höchstens 17‘493‘709 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.03 um höchstens CHF 524’811.27 durch Ausübung von Optionsrechten erhöht werden, welche Mitarbeitenden der Gesellschaft oder ihrer Tochtergesellschaften, Personen in vergleichbaren Positionen, Beratern, Verwaltungsratsmitgliedern oder anderen Personen, welche Dienstleistungen zu Gunsten der Gesellschaft erbringen, gewährt wurden.

Shareholders' subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die genauen Bedingungen für die Ausgabe, einschliesslich des Ausgabepreises der Aktien fest.

The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien im Zusammenhang der Mitarbeiterbeteiligung sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 4 der Statuten.

Art. 3dContribution in Kind

The Company takes over at the capital increase as of 1 April 2015 and according to the contribution in kind agreement as of 11 March 2015 from Rodger Novak 1'600, according to the contribution in kind agreement as of 10 March 2015 from Shaun Foy 1'000, according to the contribution in kind agreement as of 10 March 2015 from Andrea Corcoran 100, according to the contribution in kind agreement as of 11 March 2015 from Chad Cowan 200, according to the contribution in kind agreement as of 12 March 2015 from Matthew Porteus 600, according to the contribution in kind agreement as of 12 March 2015 from Daniel G. Anderson, Inc. 600, according to the contribution in kind agreement as of 12 March 2015 from Craig Mello 500, thus, altogether 4'600 shares as well as according to the contribution in kind agreement as of 18 March 2015  from FAY PARTICIPATION CORP. 1'400 entitlements to shares, all with a nominal value of GPB 0.001 each of Tracr Hematology Limited, in Stevenage (UK), and the contributors receive 590’428 shares (Common Shares) in the Company with nominal value of CHF 0.10 each as follows:

Rodger Novak157'449

Shaun Foy 98'405

Andrea Corcoran 9'840

Chad Cowan 19'681

Matthew Porteus 59'043

Daniel G. Anderson, Inc.59'043

Craig Mello 49'202

FAY PARTICIPATION CORP.137'765.

Art. 3dSacheinlage

Die Gesellschaft übernimmt anlässlich der Kapitalerhöhung vom 1. April 2015 und gemäss Sacheinlagevertrag vom 11. März 2015 von Rodger Novak 1'600, gemäss Sacheinlagevertrag vom 10. März 2015 von Shaun Foy 1'000, gemäss Sacheinlagevertrag vom 10. März 2015 von Andrea Corcoran 100, gemäss Sacheinlagevertrag vom 11. März 2015 von Chad Cowan 200, gemäss Sacheinlagevertrag vom 12. März 2015 von Matthew Porteus 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Daniel G. Anderson, Inc. 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Craig Mello 500, demnach insgesamt 4'600 Aktien, sowie gemäss Sacheinlagevertrag vom 18. März 2015 von FAY PARTICIPATION CORP. 1'400 Anrechte auf Aktien, alle im Nennwert von je GPB 0.001 der Tracr Hematology Limited, in Stevenage (UK), wofür die Sacheinleger insgesamt 590’428 Namenaktien (Stammaktien) der Gesellschaft im Nennwert von je CHF 0.10 wie folgt erhalten:

Rodger Novak157'449

Shaun Foy 98'405

Andrea Corcoran 9'840

Chad Cowan 19'681

Matthew Porteus 59'043

Daniel G. Anderson, Inc.59'043

Craig Mello 49'202

FAY PARTICIPATION CORP.137'765.

Art. 4Share Register

The Company shall maintain a share register in which it shall register the name, first name and place of residence (in case of legal persons the place of incorporation) of the owners and usufructuaries of its registered shares. Natural and legal persons as well as legal representatives of minors etc. entitled by law to the voting rights of a share which they do not own will be noted in the share register upon request.

Upon request, acquirers of shares will be registered in the share register without limitation as shareholders if they expressly certify that they acquired the shares in their own name and for their own account.

No person or entity shall be registered with voting rights over its shares (including “Controlled Shares” as defined below) that exceed 5 % or more of the registered share capital recorded in the Commercial Register. This restriction of registration also applies to persons who hold some or all of their shares through nominees pursuant to this Article 4 of these Articles of Association. The foregoing is subject to Article 685d para. 3 CO.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (thereafter:

nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of 3 percent of the share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5 percent or more of the share capital. The Board of Directors concludes agreements with nominees that among other things govern the representation of shareholders and the voting rights.

In particular cases the Board of Directors may allow exemptions from the limitation for registration in the share register and the regulation concerning nominees.

After hearing the registered shareholder or nominee, the Board of Directors may remove entries in the share register with retroactive effect as per the date of entry, if such entry was based on false information. The party affected must be informed of such removal immediately.

Art. 4Aktienbuch

Die Gesellschaft führt ein Aktienbuch, worin die Eigentümer und Nutzniesser von Namenaktien mit Namen, Vornamen und Wohnort (bei juristischen Personen Sitz) eingetragen werden. Natürliche und juristische Personen sowie gesetzliche Vertreter von Minderjährigen usw., welchen kraft Gesetzes Stimmrechte eines Anteils zukommen, den sie nicht besitzen, werden auf Anfrage im Aktienregister angemerkt.

Erwerber von Aktien werden auf Gesuch hin ohne Begrenzung als Aktionäre mit Stimmrecht im Aktienregister eingetragen, falls sie ausdrücklich erklären, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben.

Keine natürliche oder juristische Person wird für ihre Aktien (einschliesslich für „Kontrollierte Aktien“ wie nachstehend definiert) für mehr als 5% des im Handelsregister eingetragenen Aktienkapitals mit Stimmrecht eingetragen. Diese Eintragungsbeschränkung gilt auch für Personen, die einen Teil oder alle ihre Aktien durch Nominees gemäss Artikel 4 dieser Statuten halten. Die vorstehenden Ausführungen gelten nicht in den in Art. 685d Abs. 3 OR genannten Fällen.

Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien für eigene Rechnung zu halten (nachstehend: Nominees) werden ohne weiteres bis maximal 3% des jeweils ausstehenden Aktienkapitals mit Stimmrecht im Aktienbuch eingetragen. Über diese Limite hinaus werden Namenaktien von Nominees nur dann mit Stimmrecht eingetragen, wenn der betreffende Nominee schriftlich bereit erklärt, gegebenenfalls die Namen, Adressen und Aktienbestände derjenigen Person offenlegt, für deren Rechnung er 0.5% oder mehr des jeweils ausstehenden Aktienkapitals hält. Der Verwaltungsrat schliesst mit Nominees Vereinbarungen ab, die unter anderem die Vertretung der Aktionäre und der Stimmrechte regeln.

Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von der Beschränkung der Eintragung im Aktienregister oder von der Regelung in Bezug auf Nominees gewähren.

Nach Anhörung des eingetragenen Aktionärs oder Nominees, kann der Verwaltungsrat die Eintragungen im Aktienregister rückwirkend nach dem Datum der Eintragung entfernen, wenn ein solcher Eintrag aufgrund falscher Angaben erfolgte. Der Betroffene muss über eine solche Entfernung sofort informiert werden.

For the purposes of this Article 4 and Article 16, "Controlled Shares" in reference to any individual or entity means:

(a)all shares of the Company directly, indirectly or constructively owned by such individual or entity; it being further understood that

(i)shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners or beneficiaries to such partners’ or beneficiaries’ economic equivalent in such partnership, trust or estate; and

(ii)shares owned, directly or indirectly,

by or for a corporation will be considered as being owned by such individual to the extent such individual exercises the power to vote, or to direct the voting, of such shares; and

(iii)shares subject to options, warrants or other similar rights shall be deemed to be owned; and

(b)all shares of the Company directly, indirectly or beneficially owned by such individual or entity; it being further understood that

(i)a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares:

(1)voting power which includes the power to vote, or to direct the voting of, such security; and/or

(2)investment power which includes the power to dispose, or to direct the disposition of, such security.

(ii)Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(iii)A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

The limit of 5% or more of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 5% shall be entered in the share register as shares without voting rights.

Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the limitation of registration or the nominees (especially as syndicates), shall be treated as one single person or nominee within the meaning of this Article 4 and Article 16.

Im Rahmen dieses Art. 4 und Art. 16 bedeuten "Kontrollierte Aktien" in Bezug auf jegliche Einzelperson oder juristische Person:

(a)alle Aktien der Gesellschaft, die direkt, indirekt oder konstruktiv von einer solchen Einzelperson oder juristischen Person gehalten werden; darüber hinaus gilt, dass

(i) Aktien, die direkt oder indirekt durch oder für eine Personengesellschaft oder einen Trust oder eine Vermögensmasse gehalten werden, auf die Partner oder Begünstigten aufgeteilt werden proportional zum wirtschaftlichen Anteil eines solchen Partners oder Begünstigten an einer solchen Personengesellschaft, Trust oder Vermögensmasse; und

(ii)Aktien, die direkt oder indirekt durch oder für eine Gesellschaft gehalten werden, gelten in dem Umfang als im Eigentum einer solchen Einzelperson befindlich, in welchem eine solche Einzelperson ihre Stimmrechte an solchen Aktien ausübt oder die Ausübung beeinflusst, ; und

(iii)Aktien, die in Abhängigkeit zu Optionen, Bezugsrechten oder anderen ähnlichen Rechten stehen, als Eigentum gelten; und

(b)alle Aktien der Gesellschaft, die direkt, indirekt oder vorteilhaft durch eine solche Einzelperson oder eine juristische Person gehalten werden; darüber hinaus gilt, dass

(i)ein begünstigter Eigentümer eines Wertpapiers jede Person umfasst, die direkt oder indirekt, durch jede Art von Vertrag, Vereinbarung, Einvernehmen, Bindung oder anderweitig allein oder mit anderen Personen gemeinsam hat oder teilt:

(1)das Stimmrecht, welches das Recht zur Stimmabgabe, oder zur Leitung der Stimme eines solchen Wertpapiers umfasst; und/oder

(2)das Investitionsrecht, welches die Verfügungsmacht oder ein Recht zur Bestimmung über die Verfügung eines solchen Wertpapiers umfasst.

(ii)Jede Person, die, direkt oder indirekt, einen Trust, Stellvertretung, Vollmacht, Pooling-Vertrag oder jede andere Form von Vertrag, mit dem Zweck oder Ziel schafft oder benutzt, um eine Person von ihren wirtschaftlichen Begünstigungen aus dem Eigentum an den Aktien der Gesellschaft zu entheben oder zur Verhinderung der Ausübung eines solchen begünstigenden Eigentums als Teil eines Plans oder Vorhabens zur Umgehung der Regelungen in diesen Statuten, soll als begünstigter Eigentümer solcher Aktien gesehen werden.

(iii)Eine Person soll als begünstigter Eigentümer von Aktien eingestuft werden, wenn diese Person das Recht hat, ein begünstigendes Eigentum an solchen Aktien innerhalb von 60 Tagen zu erwerben, inklusive, aber nicht beschränkt auf jegliches erworbenes Recht: (A) durch die Ausübung jeglicher Option, jedes Bezugsrechts oder sonstigen Rechts; (B) durch die Umwandlung eines Wertpapiers; (C) aufgrund der Befugnis, einen Trust, ein Vermögensverwaltungskonto oder ähnliche Verhältnisse zu widerrufen oder (D) in Zusammenhang mit der automatischen Auflösung eines Trusts, Vermögensverwaltungskontos oder eines ähnlichen Verhältnisses.

Die Grenze von 5 % des eingetragenen Aktienkapitals gilt auch für zur Zeichnung von, oder Akquisition von Namenaktien durch Ausübung einer Option oder umwandelbaren Rechte, welche aus Namen- oder Inhaberaktien hervor gehen oder jeder anderen von der Gesellschaft oder Dritten ausgegebenen Sicherheit, sowie durch die Ausübung von erworbenen Vorkaufsrechten, welche entweder aus Namen- oder Inhaberaktien hervorgehen. Die Namenaktien, welche die Grenze von 5% übersteigen, sind im Aktienbuch als Aktien ohne Stimmrecht einzutragen.

Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die im Hinblick auf eine Umgehung der Eintragungsbeschränkungen oder der Bestimmungen über die Nominees (insbesondere als Syndikat) koordiniert vorgehen, gelten als eine Einzelperson oder Nominee im Sinne dieses Art. 4 und Art. 16.

Art. 5Share Certificates and Intermediated Securities

The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders.

The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

The transfer of intermediated securities based on the Company's shares and the pledging of these intermediated securities shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Transfer of propriety as collateral by means of written assignment is not permitted.

Art. 5Aktienzertifikate und Bucheffekten

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorhaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln.

Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

Die Übertragung von Bucheffekten, denen Aktien der Gesellschaft zugrunde liegen, und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Eine Übertragung des Eigentums am Titel durch schriftliche Abtretungserklärung (Zession) ist ausgeschlossen.

Art. 6Exercise of Shareholders Rights

The shares are indivisible and the Company recognizes only one single representative per share.

The right to vote and the other rights pertaining to a registered share may only be exercised by a shareholder, a usufructuary or a nominee who is registered with the right to vote in the share register and by persons who are entitled by law to the voting rights of a share.

Art. 6Ausübung von Aktionärsrechten

Die Aktien sind unteilbar und die Gesellschaft anerkennt nur einen einzigen Vertreter pro Aktie.

Das Stimmrecht und die anderen zu einer Namenaktien gehörenden Rechte dürfen nur von einem Aktionär, einem Nutzniesser oder Nominee, dessen Stimmrecht im Aktienregister eingetragen ist und von Personen, welchen kraft Gesetzes die Stimmrechte einer Aktie zustehen, ausgeübt werden.

III.Corporate structure	III.Organisation der Gesellschaft
Art. 7Corporate Bodies The corporate bodies are: A.the General Meeting; B.the Board of Directors; C.the Auditors.	Art. 7Gliederung Gesellschaftsorgane: A.Generalversammlung; B.Verwaltungsrat; C.Revisionsstelle.
IV.THe General Meeting	IV.Generalversammlung
Art. 8Powers The General Meeting is the supreme body of the Company. It has the following non delegable powers:	Art. 8Befugnisse Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:

a)to adopt and amend the Articles of association (Art. 651a, 652g, 653g und 653i CO remain reserved);

b)to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

c)to approve the management report and the annual accounts and to determine the allocation of profits, in particular with regard to dividends and bonus payments;

d)to discharge the members of the Board of

Directors and of the Executive Committee;

e)to approve the total compensation paid to the Board of Directors and the Executive Committee as per Art. 32 and Art. 32 below;

f)to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or by the Articles of association.

a)Festsetzung und Änderung der Statuten (Art. 651a, 652g, 653g und 653i OR bleiben vorbehalten);

b)Wahl und Abberufung der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

c)Genehmigung des Lageberichts und der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;

d)Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;

e)Genehmigung der Gesamtvergütungen des Verwaltungsrats und der Geschäftsleitung nach Massgabe von Art. 32 und Art. 33 hiernach;

f)Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Art. 9Ordinary General Meeting

The Ordinary General Meeting shall be held annualy within six months after the end of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

Art. 9Ordentliche Generalversammlung

Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt, zum Zeitpunkt und an einem Ort, der innerhalb oder ausserhalb der Schweiz sein kann, gemäss Festlegung durch den Verwaltungsrat.

Art. 10Extraordinary General Meeting

Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where the Company's shares are primarily listed.

Art. 10Ausserordentliche Generalversammlung

Ausserordentliche Generalversammlungen können einberufen werden durch Beschluss der ordentlichen Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat oder durch stimmberechtigte Aktionäre, sofern sie mindestens 10 % des Aktienkapitals erreichen und die Folgendes einreichen: (a)(1) einen unterschriebenen Antrag dieser Aktionäre, welcher die Traktanden angibt, die auf die Traktandenliste gesetzt werden, (2) die entsprechenden Anträge der Aktionäre und (3) den Nachweis der erforderlichen Beteiligung dieser Aktionäre aufgrund des Aktienregisters und (b) alle anderen Informationen, die für eine Vollmacht nach den Regeln des Landes, in welchem die Aktien des Unternehmens hauptsächlich eingetragen sind, erforderlich wären.

Art. 11Notice and Agenda of Shareholders' Meetings

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not later than twenty calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 46 of these Articles of Association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication shall not be computed in the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail or e-mail.

Art. 11Mitteilung und Traktanden der Generalversammlung

Die Mitteilung einer Generalversammlung erfolgt durch den Verwaltungsrat oder gegebenenfalls durch die Revisionsstelle, spätestens zwanzig Kalendertage vor dem Datum der Generalversammlung. Die Mitteilung der Generalversammlung erfolgt durch eine einmalige Bekanntmachung in den amtlichen Publikationsmitteln der Gesellschaft gemäss Artikel 46 dieser Statuten. Die Frist gilt als eingehalten, wenn Ankündigung der Generalversammlung im offiziellen Publikationsmittel veröffentlicht wurde, wobei das Datum der Veröffentlichung nicht in die Mitteilungsfrist eingerechnet werden darf. Eingetragene Aktionäre können zusätzlich per Post oder E-Mail über die Generalversammlung informiert werden.

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Die Mitteilung der Generalversammlung hat die Traktanden und die Anträge des Verwaltungsrates und der Aktionäre, welche beantragt haben, dass eine Generalversammlung abgehalten werden oder ein Traktandum auf die Traktandenliste gesetzt werden soll zu enthalten sowie, im Falle von Wahlen, die Namen der Kandidaten, welche auf den Wahlzettel gesetzt wurden.

The Board of Directors shall state the mat-ters on the agenda.	Der Verwaltungsrat setzt die Verhandlungsgegenstände auf die Traktandenliste.

Shareholders who represent an aggregate of at least 10 percent of the share capital or together representing shares with a nominal value of 1 million Swiss francs may demand that an item be placed on the agenda of a General Meeting of Shareholders. A request for inclusion of an item on the agenda must be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company's proxy statement was released to shareholders in connection with the previous year's ordinary General Meeting of Shareholders. However, if no ordinary General Meeting of Shareholders was held in the previous year or if the date of the ordinary General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, request for inclusion of an item on the agenda must be requested not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual General Meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual General Meeting. To be timely for an extraordinary General Meeting, a shareholder's notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not fewer than the later of (i) 120 calendar days before the date of the extraordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated extraordinary General Meeting of Shareholders.

Aktionäre, welche insgesamt mindestens 10 Prozent des Aktienkapitals vertreten oder gemeinsam Aktien mit einem Nominalwert von CHF 1 Million vertreten, können verlangen, dass ein Traktandum auf die Traktandenliste der Generalversammlung aufgenommen wird. Das Aufnahmegesuch für ein Traktandum auf der Traktandenliste muss schriftlich eingereicht oder per E-mail gesendet und am Sitz der Gesellschaft empfangen werden. Dies hat mindestens 120 Kalendertage vor dem ersten Jahrestag der Veröffentlichung der Stimmrechtsinformationen an die Aktionäre der Gesellschaft in Verbindung mit der Generalversammlung des vergangenen Jahres zu erfolgen. Für den Fall, dass im vorangegangenen Jahr keine ordentliche Generalversammlung stattgefunden hat oder das Datum der ordentlichen Generalversammlung um mehr als 30 Kalendertage vom zum Zeitpunkt der letztjährigen Stimmrechtsvollmacht definierten Datum verschoben wurde, hat das Aufnahmebegehren spätestens (i) 150 Kalendertage vor dem angedachten Termin für die jährliche Generalversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten öffentlichen Bekanntmachung oder anderweitigen Benachrichtigung der Aktionäre über den angedachten Termin für die jährliche Generalversammlung liegt, zu erfolgen. Um ein Aufnahmegesuch im Rahmen einer ausserordentlichen Generalversammlung rechtzeitig zu stellen, muss der Aktionär den Sekretär der Gesellschaft spätestens (i) 120 Kalendertage vor dem Termin der ausserordentlichen Generalversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten öffentlichen Bekanntmachung oder anderweitigen Benachrichtigung der Aktionäre über den angedachten Termin für die ausserordentliche Generalversammlung liegt, per eingegangener schriftlicher Nachricht oder Email am Firmensitz informieren.

Each request for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's register of shareholders, of the shareholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company's proxy statement, any other information required by Securities and Exchange Commission Rule "14a-8".

Jeder Antrag auf Aufnahme eines Traktandums hat zu enthalten: (i) eine kurze Zusammenfassung des Geschäfts, welches der Generalversammlung vorgelegt werden soll, sowie eine Begründung, weshalb an der Versammlung darüber entschieden werden soll; (ii) den Namen und die Adresse des Gesuchstellenden Aktionärs, wie sie im Aktienbuch der Gesellschaft eingetragen sind; (iii) die Anzahl Aktien der Gesellschaft, die in der wirtschaftlichen Berechtigung des Aktionärs stehen; (iv) die Daten, an denen der Aktionär seine Aktien erworben hat; (v) erforderliche Nachweise bei allfälligen Ansprüchen von wirtschaftlicher Berechtigung; (vi) jegliches materielle Interesse des Aktionärs im Zusammenhang mit diesem Geschäft; und (vii) eine Stellungnahme zum fraglichen Punkt und, für Anträge, welche der Aktionärsinformation durch die Gesellschaft beigefügt werden sollen, jede andere Information, welche die Securities and Exchange Commission Rule "14a-8" verlangt.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule "14a-4" and/or Rule "14a-8".

Für den Fall, dass ein Aktionär gedenkt, die Stimmrechtsvertretung von anderen Aktionären der Gesellschaft zu erlangen, hat dieser Aktionär die Gesellschaft über diese Absicht gemäss der Securities and Exchange Commission Rule "14a-4" und/oder Rule "14a-8" zu informieren.

No resolution may be passed at a General Meeting of Shareholders concerning an item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene a extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

An der Generalversammlung darf kein Beschluss über ein Traktandum getroffen werden, über den nicht mit entsprechender Vorlaufzeit informiert worden ist. Anträge, die während der Generalversammlung gestellt werden, führen zu (i) einer ausserordentlichen Generalversammlung oder (ii) einer speziellen Untersuchung gemäss Art. 697a OR und unterliegen nicht der hierin geforderten Voraussetzung der rechtzeitigen Information.

No advance notice is required to propose motions on duly notified agenda items and to debate items without passing resolutions.	Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Ver-handlungen ohne Beschlussfassung bedarf es keiner vorherigen Ankündigung.

Art. 12Documentation

The annual business report, the compensation report and the Auditor's report must be submitted for examination by the shareholders at the registered office of the Company at least 20 days prior to the date of the Ordinary

General Meeting. Each shareholder may request that a copy of this documentation be sent to him promptly. Such reference shall be included in the invitation to the General Meeting.

Art. 12Unterlagen

Spätestens zwanzig Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Kopie dieser Unterlagen zugestellt wird. In der Einberufung zur Generalversammlung ist hierauf hinzuweisen.

Art. 13Meeting of All Shareholders

Shareholders or their proxies representing all shares issued may hold a General Meeting without observing the formalities required for calling a meeting, unless objection is raised. At such a meeting, discussions may be held and resolutions passed on all matters within the scope of the powers of a General Meeting for so long as the shareholders or proxies representing all shares issued are present.

Art. 13Universalversammlung

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten (Universalversammlung). Solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind, kann in dieser Versammlung über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände verhandelt und gültig Beschluss gefasst werden.

Art. 14Chairman, Secretary, Scrutineers

The Chairman of the Board of Directors shall preside over the General Meeting. In his absence, a member of the Board of Directors or another Chairman of the Meeting designated by the General Meeting shall preside.

The Chairman of the Meeting shall designate a Secretary and the scrutineers who need not be shareholders.

Art. 14Vorsitz, Protokollführer, Stimmenzähler

Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewählter Tagespräsident.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen.

Art. 15Minutes

The Board of Directors is responsible for the keeping of the minutes of the Meeting, which shall state the number, kind, nominal value of shares represented by the shareholders, by the corporate bodies and by the independent proxy and gives information on resolutions passed, elections, requests for information and information as well as declarations given by the shareholders. The minutes shall be signed by the Chairman and the Secretary.

The shareholders are entitled to inspect the

minutes.

Art. 15Protokoll

Der Verwaltungsrat sorgt für die Führung des Protokolls über die Generalversammlung, welches Anzahl, Art, Nennwert und Kategorie der von den Aktionären, von den Organen und von unabhängigen Stimmrechtsvertretern vertretene Aktien festhält und Aufschluss über Beschlüsse, Wahlergebnisse, Begehren um Auskunft und die darauf erteilten Auskünfte sowie die von den Aktionären zu Protokoll gegebenen Erklärungen gibt. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.

Die Aktionäre sind berechtigt, das Protokoll einzusehen.

Art. 16Right to Vote

Each share entitles to one vote. When exercising voting rights, no person or entity can accumulate voting rights over its shares (including over Controlled Shares as defined in Article 4) of more than 15% of the registered share capital recorded in the Commercial Register. This restriction on exercise of voting rights does not apply to the exercise of voting rights by the Independent Proxy.

Each shareholder may be represented at a General Meeting by any person who is so authorized by a written proxy. A proxy need not be a shareholder.

Each shareholder may be represented by the Independent Proxy. The requirements regarding proxies and instructions are determined by the Board of Directors.

Art. 16Stimmrecht

Jede Aktie berechtigt zu einer Stimme. Bei der Ausübung des Stimmrechts kann keine natürliche oder juristische Person für ihre Aktien (einschliesslich für die Kontrollierten Aktien wie in Art. 4 definiert) mehr als 15% des im Handelsregister eingetragenen Aktienkapitals auf sich vereinigen. Die vorstehende Beschränkung der Ausübung von Stimmrechten gilt nicht für die Ausübung von Stimmrechten durch den unabhängigen Stimmrechtsvertreter.

Jeder Aktionär kann sich in der Generalversammlung aufgrund einer schriftlichen Vollmacht durch eine andere handlungsfähige Person vertreten lassen, die nicht Aktionär zu sein braucht.

Jeder Aktionär kann sich vom unabhängigen Stimmrechtsvertreter vertreten lassen. Die Anforderungen an Vollmachten und Weisungen werden vom Verwaltungsrat festgelegt.

Art. 17Resolutions and Elections

All voting and elections are hold openly or electronically. A written voting or election shall be held if instructed so by the Chairman or if decided by the General Meeting.

The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast regardless of abstentions and empty or invalid votes, unless law or articles of association state otherwise. In the event of tie votes, the request shall be refused. The Chairman shall not have a casting vote.

A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

a)The cases listed in art. 704 para. 1 CO, i.e.:

(i)the change of the company purpose;

(ii)the creation of shares with privileged voting rights;

(iii)the restriction of the transferability of registered shares;

(iv)an increase of capital, authorized or subject to a condition;

(v)an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(vi)the limitation or withdrawal of subscription rights;

(vii)the change of the domicile of the Company; and

(viii) the liquidation of the Company;

b)the merger, de-merger or conversion of the Company (subject to mandatory law);

c)the alleviating or withdrawal of restrictions upon the transfer of registered shares;

d)the removal of a serving member of the Board of Directors;

e)an increase in the maximum number of members of the Board of Directors;

f)the conversion of registered shares into bearer shares and vice versa; and

g)the amendment or elimination of the provisions of Article 4, 16, 17 and 29 of the Articles of Association.

Art. 17Beschlussfassung und Wahlen

Die Abstimmungen und Wahlen erfolgen offen oder elektronisch. Eine schriftliche Abstimmung oder Wahl wird durchgeführt, wenn dies vom Vorsitzenden angeordnet oder von der Generalversammlung beschlossen wird.

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der einfachen Mehrheit der abgegebenen Aktienstimmen ohne Berücksichtigung von Stimmenthaltungen oder leer eingelegten oder ungültigen Stimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

Ein Beschluss der Generalversammlung, durch mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte, ist erforderlich für:

a)die Fälle gemäss Art. 704 Abs. 1 OR:

(i)die Änderung des Gesellschaftszweckes;

(ii)die Einführung von Stimmrechtsaktien;

(iii)die Beschränkung der Übertragbarkeit von Namenaktien;

(iv)eine genehmigte oder eine bedingte Kapitalerhöhung;

(v)die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;

(vi)die Einschränkung oder Aufhebung des Bezugsrechtes;

(vii)die Verlegung des Sitzes der Gesellschaft; et

(viii) die Auflösung der Gesellschaft;

b)die Fusion , Spaltung oder Umwandlung der Gesellschaft (vorbehalten zwingender gesetzlicher Bestimmungen);

c)die Erleichterung oder den Entzug der Beschränkungen betreffend die Übertragung von Namenaktien;

d)die Abwahl von amtierenden Mitgliedern des Verwaltungsrats;

e)die Erhöhung der Maximalzahl der Mitglieder des Verwaltungsrats;

f)die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt; und

g)die Änderung oder Aufhebung der Bestimmungen der Artikel 4, 16. 17 und 29 der Statuten.

Art. 18Votes on Compensation

Each year, the General Meeting separately approves the total maximum amounts proposed by the Board of Directors pursuant to Art. 31 and 32 of the Articles of Association for:

a)the non-performance-related compensation of the Board of Directors for the next term of office;

b)a possible additional compensation of the Board of Directors for the preceding business year;

c)the non-performance-related compensation of the Executive Committee for the 12-month period starting on 1 July following the General Meeting;

d)the variable compensation for the Executive Committee for the current year; and

e)the grant of options or shares in the Company to the Board of Directors and the Executive Committee.

The respective total compensation amounts include all social security and occupational pension contributions for the benefit of the members of the Board of Directors, the Executive Committee and the Company.

If the General Meeting refuses to approve a respective motion by the Board of Directors, the Board of Directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensa tion, or submit a new motion to the next General Meeting for approval. The Company may pay remunerations within the framework of the maximum total or partial remuneration and subject to the approval by the General Meeting.

Art. 18Abstimmung über Vergütungen

Die Generalversammlung genehmigt jährlich separat und auf Antrag des Verwaltungsrats die maximalen Vergütungen gemäss Art. 32 und 33 der Statuten betreffend:

a)die nicht-erfolgsabhängige Vergütung des Verwaltungsrates für die Zeitperiode bis zur nächsten Generalversammlung;

b)eine allfällige zusätzliche Vergütung für den Verwaltungsrat für das abgeschlossene Geschäftsjahr;

c)die nicht-erfolgsabhängige Vergütung der Geschäftsleitung für die Zeitperiode von 12 Monaten, welche an dem der Generalversammlung folgenden 1. Juli beginnt;

d)die variable Vergütung der Geschäftsleitung für das laufende Geschäftsjahr; und

e)die Gewährung von Optionen oder Aktien der Gesellschaft an den Verwaltungsrat oder die Geschäftsleitung.

Die entsprechenden Gesamtvergütungen umfassen sämtliche Beiträge zugunsten des Verwaltungsrats und der Geschäftsleitung an die Sozialversicherung und die Berufliche Vorsorge.

Lehnt die Generalversammlung einen entsprechenden Antrag des Verwaltungsrats ab, kann der Verwaltungsrat entweder an der gleichen Versammlung einen neuen Antrag stellen, eine ausserordentliche Generalversammlung einberufen oder einen maximalen Gesamtbetrag oder mehrere maximale Teilbeträge unter Berücksichtigung der relevanten Grundsätze festsetzen und der nächsten Generalversammlung zur Genehmigung vorlegen. Die Gesellschaft kann im Rahmen des maximalen Gesamt- oder Teilbetrages und unter Vorbehalt der Genehmigung durch die Generalversammlung Vergütungen ausrichten.

Art. 19Independent Proxy

The Independent Proxy shall be elected by the Ordinary General Meeting for a term of one year until the end of the next Ordinary General Meeting. Re-election is permitted. The Independent Proxy informs the Company about number, type, par value and category of the represented shares. The Chairman of the Board discloses the information to the General Meeting. The other duties of the Independent Proxy are determined by the applicable statutory provisions.

Art. 19Unabhängiger Stimmrechtsvertreter

Der Unabhängige Stimmrechtsvertreter wird von der ordentlichen Generalversammlung für eine Amtsdauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist möglich. Der Unabhängige Stimmrechtsvertreter informiert die Gesellschaft über Anzahl, Art, Nennwert und Kategorie der vertretenen Aktien. Der Präsident des Verwaltungsrats gibt diese Informationen der Generalversammlung bekannt. Die Pflichten des Unabhängigen Stimmrechtsvertreters ergeben sich aus den anwendbaren gesetzlichen Bestimmungen.

V.Board of directors	V.Verwaltungsrat

Art. 20Number of Members, Term of Office

The Board of Directors shall consist of at least 3 and not more than 9 members. The chairman and the members of the Board of Directors are individually elected by the General Meeting for a term of one year until the end of the next Ordinary General Meeting, provided that he/she does not resign or is not replaced during his term.

The members of the Board of Directors may be re-elected without limitation. The maximum age limit of members of the Board shall be 75 years. When a member of the Board of Directors reaches this age limit during his term of office, such term shall automatically extend to the next ordinary shareholders' meeting. The shareholders' meeting may resolve to grant an exception to the age limit.

Art. 20Anzahl der Mitglieder, Amtsdauer

Der Verwaltungsrat besteht aus mindestens 3 und höchstens 9 Mitgliedern. Der Präsident sowie die Mitglieder des Verwaltungsrates werden jeweils für die Dauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung einzeln gewählt. Vorbehalten bleiben vorheriger Rücktritt oder Abberufung.

Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar. Die oberste Altersgrenze von Mitgliedern des Verwaltungsrats beträgt 75 Jahre. Wenn ein Mitglied des Verwaltungsrats diese Altersgrenze während seiner Amtszeit erreicht, wird diese automatisch zur nächsten ordentlichen Generalversammlung verlängert. Die Generalversammlung kann eine Ausnahme von der Altersgrenze beschliessen.

Art. 21Constitution Subject to the powers of the General Meeting, the Board of Directors determines its own organization. It appoints a Secretary who needs not be a member of the Board of Directors.

Art. 21Konstituierung

Der Verwaltungsrat konstituiert sich vorbehältlich der Befugnisse der Generalversammlung selbst. Er bezeichnet insbesondere einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.

Art. 22Function, Organization

It is the Board of Director's duty to lead the Company and to supervise the management. The Board of Director represents the Company and may take decisions to all affairs which are not assigned to any other body of the Company by law, the Articles of association or Regulations.

The Board of Directors shall adopt the organizational regulations and the corresponding contractual relationships.

Art. 22Funktion, Organisation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

Der Verwaltungsrat erlässt das Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse.

Art. 23Powers

The Board of Directors has the following non-delegable and inalienable duties:

a)the overall management of the company and the issuing of all necessary directives;

b)the determination of the company's organisation;

c)the organisation of the accounting, financial control and financial planning systems as required for management of the company;

d)the appointment and dismissal of the persons entrusted with the management and representation of the Company and grant of signatures;

e)the overall supervision of the persons entrusted with managing the company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

f)the compilation of the annual report, preparation for the general meeting and implementation of its resolutions;

g)the preparation of the compensation report and to request approval by the General Meeting regarding compensation of the Board of Directors and the Executive Committee; and

h)the notification of the court if liabilities exceed assets.

Art. 23Aufgaben

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:

a)Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;

b)Festlegung der Organisation der Gesellschaft;

c)Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung zur Führung der Gesellschaft;

d)Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;

e)Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

f)Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;

g)Erstellung des Vergütungsberichts sowie Antragsstellung betreffend die Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung an die Generalversammlung;

h)Benachrichtigung des Richters im Falle der Überschuldung.

The Board of Directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members.

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

Art. 24Representation of the Company The Board of Directors shall assign the persons with signatory power for the Company and the kind of signatory power.	Art. 24Vertretung der Gesellschaft Der Verwaltungsrat bestimmt die für die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.

Art. 25Delegation

Moreover, the Board of Directors is authorized to delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to one or more individual directors (Delegates) or to third parties by pursuant to organizational regulations.

Art. 25Delegation

Der Verwaltungsrat kann die Geschäftsführung und alle Aufgaben und Befugnisse, die ihm nicht durch das Gesetz oder die Statuten zwingend zugewiesen sind, nach Massgabe des Organisationsreglements ganz oder zum Teil an einzelne oder mehrere Mitglieder oder Dritte übertragen.

Art. 26Meetings, Resolutions and Minutes

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors is determined by the organizational regulations. No presence quorum is required for the approval of the capital increase.

Resolutions may be passed via telephone or videoconference. Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.

Minutes are kept of the Board's discussions and resolutions and signed by the chairman and the minute-taker.

Art. 26Sitzungen, Beschlussfassung und Protokoll

Sitzungsordnung, Beschlussfähigkeit und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Für den Feststellungsbeschluss einer Kapitalerhöhung ist kein Präsenzquorum erforderlich.

Beschlussfassung via Telefon- oder Videokonferenz ist zulässig. Beschlüsse können auch auf dem Zirkularweg gefasst werden, sofern nicht ein Mitglied die Durchführung einer Sitzung verlangt.

Über Verhandlungen und Beschlüsse des Verwaltungsrats wird ein Protokoll erstellt, welches vom Vorsitzenden und vom Sekretär des Verwaltungsrates zu unterzeichnen ist.

Art. 27Disclosure and Right of Inspection

Any member of the Board of Directors may request information on any company business.

Outside meetings, any member may request information from the persons entrusted with managing the company's business concerning the Company's business performance and, with the Chairman's authorization, specific transactions.

Where required for the performance of his duties, any member may request the Chairman to have books of account and documents made available to him for inspection.

If the Chairman refuses a request for information, a request to be heard or an application to inspect documents, the Board of Directors rules on the matter.

Art. 27Recht auf Auskunft und Einsicht

Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.

Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.

Art. 28Compensation Committee

The Compensation Committee shall comprise at least 2 members. The members of the Compensation Committee shall be individually elected by the Ordinary General Meeting from among the members of the Board of Directors for a term of one year until the next

Ordinary General Meeting. Re-election is permitted. The Compensation Committee has the following duties:

a)to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;

b)to propose to the Board of Directors the resolution to be submitted to the Ordinary General Meeting for the maximum total compensation of the Board of Directors and Executive Committee;

c)subject to and within the bounds of the maximum compensation approved by the Ordinary General Meeting, to request approval by the Board of Directors of the individual remuneration packages to be paid to members of the Board of Directors and members of the Executive Committee;

d)to request approval by the Board of Directors regarding the determination of the compensation-related targets for the Executive Committee;

e)to request approval by the Board of Directors regarding the adjustments to the Articles of association relating to remuneration; and

f)to prepare the Compensation Report and submit it to the Board of Directors.

The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Company's organizational regulations.

Art. 28Vergütungsausschuss

Der Vergütungsausschuss umfasst mindestens 2 Mitglieder. Die Mitglieder des Vergütungsausschusses werden jährlich von der ordentlichen Generalversammlung aus den Mitgliedern des Verwaltungsrats für die Dauer von einem Jahr bis zur nächsten ordentlichen Generalversammlung einzeln gewählt. Wiederwahl ist zulässig. Der Vergütungsausschuss hat folgende Aufgaben:

a)Ausarbeiten der Grundsätze betreffend Vergütung an den Verwaltungsrat und an die Geschäftsleitung und Vorlegen derselben zur Genehmigung durch den Verwaltungsrat;

b)Antragstellung an den Verwaltungsrat zur Unterbreitung an die Generalversammlung betreffend Gesamtvergütung des Verwaltungsrats und der Geschäftsleitung;

c)Antragstellung an den Verwaltungsrat betreffend individuelle Vergütung der Verwaltungsratsmitglieder und der Mitglieder der Geschäftsleitung unter Vorbehalt und im Rahmen der Höhe der Gesamtvergütung;

d)Antragstellung an den Verwaltungsrat hinsichtlich der für die Geschäftsleitung vergütungsrelevanten Ziele;

e)Antragstellung an den Verwaltungsrat betreffend Anpassung der Statuten hinsichtlich des Vergütungssystems; und

f)Entwurf des Vergütungsberichts und Unterbreitung des Vergütungsberichts an den Verwaltungsrat.

Der Verwaltungsrat kann weitere Aufgaben und Zuständigkeiten des Vergütungsausschusses im Organisationsreglement vorsehen.

Art. 29Indemnification

As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board of Directors, former members of the Executive Committee, or any person who is serving or has served at the request of the Company as a member of the Board of Directors or member of the Executive Committee (each individually, a "Covered Person"), against any expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed actions, suits or proceedings, whether civil, criminal or administrative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a "Proceeding"). This provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person's duty to the Company, or (b) such Covered Party's conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

Art. 29Schadloshaltung

Soweit gemäss anwendbarem Recht zulässig, wird die Gesellschaft jegliche aktuellen oder ehemaligen Verwaltungsratsmitglieder, ehemalige Geschäftsleitungsmitglieder, oder jede Person, die auf Ersuchen der Gesellschaft Verwaltungsratsmitglied oder Geschäftsleitungsmitglied ist oder war (jede einzeln eine "versicherte Person"), gegen alle Kosten, einschliesslich Anwaltsgebühren, Urteile, Bussen und Ausgleichszahlungen, die tatsächlich und angemessenerweise durch diese Person zu tragen waren, entschädigen, die im Zusammenhang mit angedrohten, anhängig gemachten oder abgeschlossenen Klagen, Prozesse oder Verfahren, seien diese zivil-, straf- oder administrativrechtlicher Art, bei welchen die versicherte Person Partei war, ist oder es zu werden droht oder sonst wie beteiligt ist (ein "Verfahren"), entstanden sind. Diese Bestimmung hält die versicherte Person nicht schadlos gegen jegliche Haftung, die aufgrund (a) von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfüllung einer Pflicht gegenüber der Gesellschaft, oder (b) eines bewussten, absichtlichen oder vorsätzlichen oder grob fahrlässigen Verstosses gegen die Verpflichtung der versicherten Person, ehrlich und in gutem Glauben im Hinblick auf die besten Interessen der Gesellschaft zu handeln, entstanden ist. Ungeachtet des vorstehenden Satzes, ist dieser Absatz nicht anwendbar für Revisoren oder Sonderrevisioren der Gesellschaft.

In the case of any Proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which a Covered Person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or willful or grossly negligent breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

Im Falle eines Verfahrens, durch die oder im Namen der Gesellschaft, wird die Gesellschaft jeder versicherten Personen Aufwendungen, einschliesslich Anwaltskosten, die tatsächlich und angemessenerweise im Zusammenhang mit der Verteidigung oder Beilegung desselben entstanden sind, mit der Ausnahme, dass keine Entschädigung gewährt werden soll in Bezug auf eine Forderung, ein Problem oder eine Angelegenheit, bei welcher sich eine versicherte Person die Haftung aufgrund von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfüllung einer Pflicht gegenüber der Gesellschaft, oder für die bewusste, absichtliche oder vorsätzliche oder grob zu sein fahrlässige Verletzung seiner Pflichten, ehrlich und in gutem Glauben im Hinblick auf die im besten Interesse der Gesellschaft zu handeln, anrechnen lassen muss, es sei denn, und nur in dem Masse, als ein Gericht, bei dem eine solche Klage oder Maßnahme anhängig gemacht wurde, auf Antrag feststellt, dass trotz der Zurechnung der Haftung, aber in Anbetracht aller Umstände des Einzelfalls, die versicherte Person gerechter- und vernünftigerweise  Anspruch auf Schadloshaltung hat, in einem Masse, als es das Gericht für angemessen hält. Ungeachtet des vorstehenden Satzes, ist dieser Absatz nicht anwendbar für Revisoren oder Sonderrevisioren der Gesellschaft.

Any indemnification under this Article 29 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable Standard of conduct set forth in this Article 29. Such determination shall be made, with respect to a Covered Person (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum; (c) if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or (d) by the General Meeting of Shareholders. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including at torneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Jegliche Schadloshaltung gemäss diesem Artikel 29 (ausser bei gerichtlicher Anordnung) wird von der Gesellschaft im Einzelfall nur aufgrund einer Genehmigung entrichtet, aufgrund eines Beschlusses, wonach die Schadloshaltung der versicherten Person in Anbetracht der Umstände angemessen ist, weil die versicherte Person den anzuwendenden Verhaltensmassstab gemäss diesem Artikel 29 erfüllt hat. Eine solcher Beschluss betreffend die versicherte Person wird  getroffen durch (a) einen Mehrheitsbeschluss des Verwaltungsrast, die nicht Partei eines solchen Verfahrens sind, auch wenn das Quorum nicht erreicht wird; (b) von einem durch Mehrheitsbeschluss des Verwaltungsrats bestimmten Ausschusses dieser Verwaltungsratsmitglieder, auch wenn das Quorum nicht erreicht wird; (c) wenn es keine solche Verwaltungsratsmitglieder gibt oder wenn diese Verwaltungsratsmitglieder es schriftlich durch einen unabhängigen Rechtskonsulenten entsprechend anordnen; oder (d) durch die Generalversammlung. Ein solcher Beschluss wird gemacht, betreffend jede andere versicherte Person, von jeder Person oder Personen, die die Befugnis haben, im Namen der Gesellschaft in der Angelegenheit zu handeln. Mit der Ausnahme jedoch, dass jede versicherte Person, die in der Sache selbst oder auf andere Weise bei der Abwehr eines Verfahrens oder der Abwehr von Ansprüchen, Problemen oder einer damit verbundenen Angelegenheit erfolgreich gewesen ist, für tatsächliche und angemessenerweise damit verbundene Aufwendungen (einschliesslich Anwaltskosten) entschädigt wird, ohne dass es einer Genehmigung im Einzelfall bedarf.

As far as is permissible under applicable law, expenses, including attorneys' fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 29 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

Soweit gemäss anwendbarem Recht zulässig, werden Aufwendungen, einschliesslich Anwaltskosten, die im Rahmen der Verteidigung bei jeglichen Verfahren anfallen, für welche eine Schadloshaltung aufgrund dieses Artikels 29 zulässig ist, von der Gesellschaft vor der endgültigen Entscheidung eines solchen Verfahrens bezahlt gegen eine gegenüber dem Verwaltungsrat ausgesprochene Verpflichtung der versicherten Person, diesen Betrag zurückzuzahlen, sollte endgültig entschieden werden, dass er oder sie nicht berechtigt ist, von der Gesellschaft im Rahmen dieser Statuten schadlos gehalten zu werden.

It being the policy of the Company that indemnification of the persons specified in this Article 29 shall be made to the fullest extent permitted by law and the indemnification provided by this Article 29 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Association, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested members of the Board of Directors, or pursuant to the decision of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

As used in this Article 29, references to the "Company" include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved.

The indemnification provided by this Art. 29 shall continue as to a person who has ceased to be a member of the Board of Directors or the Executive Committee and shall inure to the benefit of their heirs, executors, and administrators.

Es wird die Politik des Unternehmens, dass Schadloshaltung der in diesem Artikel 29 genannten Personen vollumfänglich gesetzeskonform ist, und dass die gemäss diesem Artikel 29 gewährte Schadloshaltung nicht ausschliesst: (a) jegliche anderen Rechte, welche Personen, die Schadloshaltung oder einen Kostenvorschuss beanspruchen, aufgrund dieser Statuten, jeglicher Vereinbarung, jeglicher durch die Gesellschaft bezahlter Versicherungsleistung, einer Abstimmung der Aktionäre oder der neutralen Verwaltungsratsmitglieder oder aufgrund der Entscheidung jedes zuständigen Gerichts, oder sonstwie zustehen können, jeweils aufgrund des Handelns gemäss der zustehenden Entscheidungsbefugnis oder aufgrund des Handelns als Stellvertreter mit fremder Entscheidungsbefugnis; oder (b) die Befugnis der Gesellschaft, jede Person in gleichem Umfang und in den gleichen Situationen und gemäss den gleichen Bestimmungen, wie sie oben betreffend eine versicherte Person aufgestellt wurden, zu entschädigen, die ein Angestellter oder Vertreter der Gesellschaft oder einer anderen Gesellschaft, einer Joint Venture, eines Trusts oder eines anderen Unternehmens ist oder war, welchem oder welcher er oder sie auf Ersuchen der Gesellschaft dient oder gedient hat.

Sofern in diesem Artikel 29 verwendet, beinhalten Bezugnahmen auf die "Gesellschaft" alle Körperschaftsbestandteile einer Konsolidierung oder Fusion, in denen die Gesellschaft oder ein Vorläufer der Gesellschaft durch Konsolidierung oder Fusion beteiligt war.

Die in diesem Art. 29 vorgesehenen Entschädigungen stehen Personen, die nicht mehr Verwaltungsrats- oder Geschäftsleitungsmitglied sind, weiter zu und sollen deren Erben, Vollstrecker und Verwalter zugutekommen.

VI.Auditors	VI.Revisionsstelle

Art. 30Election, Term

The General Meeting shall elect one or more accountants as its Auditors in terms of Art. 727 et seq. CO every year with the rights and duties determined by law.

The General Meeting may appoint Special Auditors for a term of up to three years who provide the attestations required for capital increases.

Art. 30Wahl, Amtsdauer

Die Generalversammlung wählt jedes Jahr eine oder mehrere natürliche oder juristische Personen als Revisionsstelle im Sinne von Art. 727 ff. OR mit den im Gesetz festgehaltenen Rechten und Pflichten.

Die Generalversammlung kann für die Dauer von bis zu drei Jahren Sonderrevisoren bestimmen, welche die bei Kapitalerhöhungen erforderlichen Bescheinigungen erbringen.

Art. 31Duties

The Auditors shall perform their duties to audit and report whether the accounting, the annual accounts and the proposal regarding allocation of profits is in accordance with law and the Articles of association.

Art. 31Aufgaben Die Revisionsstelle prüft, ob die Buchführung und die Jahresrechnung sowie der Antrag über die Verwendung des Bilanzgewinns Gesetz und Statuten entsprechen.
VII.compensation and related provisions	vii.Vergütungen und verwandte Bestimmungen

Art. 32Principles of the Compensation of the Board of Directors

The compensation payable to the members of the Board of Directors comprises, subject to and within the bounds of the approval by the General Meeting of the total compensation, the following elements:

a)a fixed basic remuneration;

b)a fixed committee fee for work in a committee of the Board of Directors;

c)a lump sum compensation for expenses;

d)a number of options or shares in the Company, as further outlined in Art. 41.

The compensation is paid in cash and in form of options or shares in the Company. The board of directors or, to the extent delegated to it, the Compensation Committee shall determine grant, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market, from treasury shares or by using contingent or authorized share capital.

Subject to the approval by the General Meeting, the members of the Board of Directors may receive remuneration in cash at customary conditions for advisory services rendered outside their capacity as Board member for the benefit of the Company or companies under its control. The General Meeting may approve an additional bonus for the members of the Board of Directors in exceptional cases.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Art. 32Grundsätze der Vergütung für die Mitglieder des Verwaltungsrats

Die Vergütung für die Mitglieder des Verwaltungsrats umfasst, unter Vorbehalt der Genehmigung durch die Generalversammlung und im Rahmen der durch diese genehmigten Gesamtvergütung, folgende Elemente:

a)ein fixes Grundhonorar;

b)eine fixe Entschädigung für Tätigkeiten als Mitglied eines Ausschusses des Verwaltungsrats;

c)eine pauschale Spesenentschädigung;

d)eine Anzahl von Optionen oder Aktien der Gesellschaft, gemäss Art. 41.

Die Vergütung kann bar und in Form von Optionen und Aktien der Gesellschaft bezahlt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs- und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung des Arbeits- oder Mandatsverhältnisses, Vesting-, Ausübungs- und Verfallsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter der Annahme der Erreichung von Zielwerten ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben, aus Beständen eigener Aktien entnehmen oder unter Verwendung von bedingtem oder genehmigtem Kapital bereitstellen.

Vorbehältlich der Genehmigung durch die Generalversammlung, kann den Mitgliedern des Verwaltungsrats eine Entschädigung in bar zu marktüblichen Konditionen für Beratungstätigkeiten, welche diese ausserhalb ihrer Funktion als Verwaltungsratsmitglied und zu Gunsten der Gesellschaft oder von ihr kontrollierter Gesellschaften  erbringen, ausbezahlt werden. Die Generalversammlung kann in Ausnahmefällen einen zusätzlichen Bonus zu Gunsten der Verwaltungsratsmitglieder genehmigen.

Die Vergütung kann auch ausgerichtet werden für Tätigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

Art. 33Principles of the Compensation of the Executive Committee

The compensation payable to the members of the Executive Committee is subject to the approval by the General Meeting and comprises the following elements:

a)a fixed remuneration payable in cash;

b)a performance-related remuneration payable in cash (variable);

c)a number of options or shares in the Company (variable), as further outlined in Art. 41.

The performance-related remuneration depends on the Company's business success and the individual performance of the member of the Executive Committee based on the achievement of pre-determined targets during a business year. The Board of Directors determines annually at the beginning of each relevant business year the decisive targets and their weighting upon proposal by the Compensation Committee. The amount of the performance-related remuneration for each member of the Compensation Committee is determined by the Board of Directors and may not exceed 100 percent of the respective individual fixed remuneration for the same year.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Art. 33Grundsätze der Vergütung für die Mitglieder der Geschäftsleitung

Die Vergütung für die Mitglieder der Geschäftsleitung ist von der Generalversammlung zu genehmigen und umfasst folgende Elemente:

a)eine fixe Vergütung in bar;

b)eine erfolgsabhängige Vergütung in bar (variabel);

c)eine Anzahl Optionen oder Aktien der Gesellschaft (variabel), gemäss Art. 41.

Die erfolgsabhängige Vergütung richtet sich nach dem Geschäftserfolg und der individuellen Leistung gemessen nach dem Erreichen bestimmter vordefinierter Ziele über ein Geschäftsjahr. Der Verwaltungsrat definiert jährlich am Anfang jeder Leistungsperiode auf Antrag des Vergütungsausschusses hin die relevanten Ziele und deren Gewichtung. Die Höhe der erfolgsabhängigen Vergütung für das jeweilige Geschäftsleitungsmitglied wird vom Verwaltungsrat festgelegt und darf 100% der im entsprechenden Geschäftsjahr relevanten individuellen, fixen Vergütung nicht überschreiten.

Die Vergütung kann auch ausgerichtet werden für Tätigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

Art. 34Compensation for new Members of the Executive Committee

If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the period until the next Ordinary Meeting of Shareholder. The additional amount payable to all new members of the Executive Committee may not exceed 50 percent of the respective total compensation already approved by the General Meeting. The additional compensation may only be paid if the total compensation amount that has been approved by the General Meeting for the compensation of the members of the Executive Committee is insufficient to compensate the newly appointed members. The General Meeting is not required to vote on this additional amount.

This additional overall compensation is understood to include any settlements for any disadvantage suffered as a result of the change of job.

Art. 34Vergütungen für neue Mitglieder der Geschäftsleitung

Sofern neue Mitglieder der Geschäftsleitung ernannt werden und ihre Stelle antreten, nachdem die Generalversammlung die Gesamtvergütung für die Geschäftsleitungsmitglieder im entsprechenden Jahr genehmigt hat, darf diesen neuen Mitglieder ein zusätzlicher Betrag für die Dauer bis zur nächsten ordentlichen Generalversammlung vergütet werden. Dieser Zusatzbetrag an alle neuen Mitglieder der Geschäftsleitung darf 50% der von der Generalversammlung für das betreffende Jahr bereits genehmigten Gesamtvergütung nicht übersteigen. Der Zusatzbetrag darf nur ausgerichtet werden, sofern und soweit die von der Generalversammlung beschlossenen Vergütungsbeträge an die Geschäftsleitungsmitglieder bis zur nächsten ordentlichen Generalversammlung für die Vergütung der neuen Mitglieder nicht ausreicht. Über den verwendeten Zusatzbetrag stimmt die Generalversammlung nicht ab.

Mit diesem Zusatzbetrag sind allfällige durch ein Geschäftsleitungsmitglied erlittene Nachteile aufgrund Stellenwechsel abgegolten.

Art. 35Expenses

Expenses which are not covered by the lump sum compensation pursuant to the Company's expense regulations shall be reimbursed following presentation of the supporting receipts. This additional remuneration is not subject to a separate vote by the General Meeting.

Art. 35Spesen

Spesen, welche nicht durch die pauschale Spesenentschädigung gemäss Spesenreglement abgedeckt sind, werden nach Vorlage der entsprechenden Belege rückvergütet. Diese Rückvergütung ist von der Generalversammlung nicht zu genehmigen.

Art. 36Compensation Agreements

Agreements on compensation with members of the Board of Directors may not exceed the term of maximal one year.

Employment agreements of the members of the Executive Committee are principally concluded for an indefinite period of time whereas a notice period may not exceed twelve months. If an employment agreement is concluded for a fixed term such term may not exceed one year.

Art. 36Verträge über die Vergütung

Verträge, die den Vergütungen für die Mitglieder des Verwaltungsrats zugrunde liegen, sind auf maximal ein Jahr befristet.

Die Arbeitsverträge der Geschäftsleitungsmitglieder sind grundsätzlich unbefristet, wobei die Kündigungsfrist maximal zwölf Monate betragen darf. Wird ein befristeter Vertrag abgeschlossen, so darf dieser die Dauer von ein Jahr nicht überschreiten.

Art. 37Mandates of a Member of the Board of Directors outside the Company

A member of the Board of Directors may cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)7 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and

b)8 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

c)5 mandates for companies which do not fulfil the criteria under a) and b) hereunder.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)mandates in legal entities which are controlled by the Company or which control the Company;

b)honorary mandates in charitable legal entities.

Art. 37Mandate eines Verwaltungsratsmitglieds ausserhalb der Gesellschaft

Ein Mitglied des Verwaltungsrats darf kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)7 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und

b)8 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und

c)5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.

Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat, dürfen aber insgesamt vierzig nicht übersteigen.

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;

b)Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

Art. 38Mandates of a Member of the Executive Committee outside the Company

Each member of the Executive Committee may, with approval of the Board of Directors, cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)2 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and

b)3 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

c)5 mandates for companies which do not fulfil the criteria under litera a) and b) hereunder.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)mandates in legal entities which are controlled by the Company or which control the Company;

b)honorary mandates in charitable legal entities.

Art. 38Mandate eines Geschäftsleitungsmitglieds ausserhalb der Gesellschaft

Jedes Mitglied der Geschäftsleitung darf mit Genehmigung des Verwaltungsrats kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)2 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und

b)3 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und

c)5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.

Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat.

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;

b)Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

Art. 39Loans and Credits

The members of the Board of Directors and the Executive Committee may not be granted any loans, credits or securities. Excepted from the above are advances in the maximum amount of CHF 500'000 per person for attorneys' fees, court and other similar costs required for the defence of third-party liability claims permitted by Art. 29.

Art. 39Darlehen und Kredite

Den Mitgliedern des Verwaltungsrats und der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden. Ausnahme davon bilden Vorschusszahlungen über einen Betrag von maximal CHF 500'000 pro Person für Anwalts-, Gerichts- und ähnliche Kosten zur Abwehr von Verantwortlichkeitsansprüchen, sofern zulässig nach Art. 29.

Art. 40Pension Funds

The Company shall remunerate members of the Board of Directors only in respect of the employer's mandatory contributions to social insurance. Above and beyond this, the Company shall not make any contributions to pension funds or other such pension plans. In exceptional cases, contributions such as these may be made subject to a request by the Compensation Committee and the approval of the General Meeting.

Members of the Executive Committee participate in the Company's pension plans (the Company's pension fund and the management pension plan). The pension plans conform to the legal requirements (BVG). For members of the Executive Committee, the insured income is defined as the fixed remuneration plus 50 percent of the target performance-related remuneration, up to the legal maximum. Equity-linked income components are not included.

Within the overall compensation approved by the General Meeting, the Company may make additional payments into the Company's pension funds for the benefit of members of the Executive Committee in order to cover any disadvantage suffered as a result of the change of jobs or to purchase additional pension entitlements. In this context the Company may conclude life insurance policies on behalf of members of the Executive Committee and pay the insurance premiums either fully or in part.

Upon retirement, the Company may also grant members of the Executive Committee a bridging pension to cover the period between early retirement at 62 and the ordinary age of retirement, if such bridging pension does not exceed 100 percent of the total annual compensation of the respective member last paid.

Art. 40Pensionskasse

Die Gesellschaft leistet für die Mitglieder des Verwaltungsrats die gesetzlichen Arbeitgebersozialversicherungsbeiträge. Abgesehen davon richtet die Gesellschaft keine Beiträge an die Pensionskasse oder andere Vorsorgeeinrichtungen für die Mitglieder des Verwaltungsrats aus. Solche Beiträge können ausnahmsweise auf Antrag des Vergütungsausschusses und nach Genehmigung der Generalversammlung ausgerichtet werden.

Die Mitglieder der Geschäftsleitung partizipieren am Pensionsplan der Gesellschaft (Pensionskasse sowie Management Pensionsplan). Der Pensionsplan hat den gesetzlichen Bestimmungen (BVG) zu entsprechen. Das versicherte Einkommen der Mitglieder der Geschäftsleitung entspricht jeweils dem Betrag der fixen Vergütung zuzüglich 50% der erfolgsabhängigen Vergütung bis zum gesetzlichen Maximum. Aktienbezogene Vergütungen werden nicht berücksichtigt.

Die Gesellschaft kann zugunsten der Geschäftsleitungsmitglieder und im Rahmen der von der Generalversammlung genehmigten Gesamtvergütungen zusätzliche Einkäufe in die Pensionskasse tätigen, um Nachteile aufgrund von Stellenwechsel auszugleichen oder zugunsten zusätzlicher Rentenansprüche. In diesem Zusammenhang kann die Gesellschaft Lebensversicherungen zugunsten der Mitglieder der Geschäftsleitung abschliessen und die Versicherungsprämien vollumfänglich oder teilweise zahlen.

Die Gesellschaft kann ihren Geschäftsleitungsmitgliedern eine Überbrückungsrente zusichern, um die Zeitdauer zwischen einer Frühpensionierung ab dem 62. Altersjahr und dem ordentlichen Pensionsalter abzudecken, soweit eine solche

Überbrückungsrente 100% der letztmalig an dieses Mitglied bezahlte Jahresvergütung nicht übersteigt.

Art. 41Option and Share Plans

Under the Company's Option or Share Plan, the Board of Directors, upon proposal of the Compensation Committee, allocates the participating members of the Executive Committee and the Board of Directors a fixed number of options or shares with a vesting period to be determined by the Board of Directors (the vesting period). At the end of the vesting period, participants in the Option or Share Plan are entitled to exercise the options granted against payment of the strike price. These options to acquire shares in the Company or allocated shares are subject to the basic principles set out in the following:

a)it is the sole discretion of the Board of Directors to decide whether to allocate options or shares and to whom;

b)each year, the Board of Directors, upon proposal of the Compensation Committee, stipulates the number of options and shares to be allocated, the date of allocation and the strike price;

c)each option incorporates a non-transferable, pre-emptive, and contingent right to acquire a certain number of Company's shares;

d)in the case of a change of control (as defined in the Option or Share Plan) or delisting of the Company's shares, the vesting period shall end (accelerated vesting) and the participant shall be entitled to exercise the options, or to receive unlocked shares that were locked until the change of control event, on a pro rata basis on the day the transaction that led to the change of control or delisting was executed. It is at the sole discretion of the Board of Directors to decide upon proposal of the Compensation Committee whether the financial objectives have been met;

e)the individual members of the Executive Committee or the Board of Directors participating in the Option or Share Plan are responsible for paying any taxes or social security contributions and for declaring income correctly to the authorities;

f)it is at the sole discretion of the Board of Directors to decide whether to supplement the Option or Share Plan within the bounds of the principles set out above or to discontinue it.

Art. 41Options- und Aktienpläne

Gemäss dem Options- oder Aktienplan der Gesellschaft, teilt der Verwaltungsrat auf Antrag des Vergütungsausschusses den Mitgliedern der Geschäftsleitung und des Verwaltungsrats eine bestimmte Anzahl Optionen oder Aktien zu, welche einer vom Verwaltungsrat festzulegenden Sperrfrist unterliegen. Am Options- oder Aktienplan partizipierende Mitglieder sind nach Ablauf der Sperrfrist berechtigt, die gewährten Optionen gegen Bezahlung des Ausübungspreises auszuüben. Die Optionen, welche zum Erwerb von Aktien an der Gesellschaft berechtigen, bzw. zugeteilten Aktien unterliegen den folgenden Grundsätzen:

a)Es liegt im freien Ermessen des Verwaltungsrats, ob und wem Optionen oder Aktien zugeteilt werden;

b)Der Verwaltungsrat bestimmt jährlich auf Antrag des Vergütungsausschusses Anzahl und Datum der Zuteilung sowie Ausübungspreis der Optionen und Aktien;

c)Jede Option begründet ein unübertragbares, bedingtes Bezugsrecht eine bestimmte Anzahl Aktien der Gesellschaft zu erwerben;

d)Im Falle eines Kontrollwechsels (gemäss Definition im Options- oder Aktienplan) oder der Dekotierung der Aktien der Gesellschaft endet die Sperrfrist vorzeitig und das teilnehmende Geschäftsleitungsmitglied ist berechtigt, pro-rata basierend auf dem Stichtag der Transaktion, welche zum Kontrollwechsel geführt hat, oder der Dekotierung der Aktien, seine Optionen auszuüben oder bis zum Kontrollwechsel gesperrte, als ungesperrte Aktien zu erhalten. Der Verwaltungsrat entscheidet nach freiem Ermessen und auf Antrag des Vergütungsausschusses, ob die finanzwirtschaftlichen Ziele in diesem Zusammenhang gegeben sind;

e)Das jeweilige Mitglied der Geschäftsleitung oder des Verwaltungsrats, welches am Options- oder Aktienplan teilnimmt, ist selber dafür verantwortlich, dass jegliche damit zusammenhängenden Steuern oder Sozialabgaben bezahlt und Einkommen der zuständigen Behörden korrekt gemeldet werden.

f)Der Verwaltungsrat entscheidet nach freiem Ermessen über Ergänzungen des Options- oder Aktienplans im Rahmen der obgenannten Grundsätze oder über dessen Beendigung.

The Company may periodically offer shares in the Company to employees for a price to be determined by the Board of Directors. Members of the Board of Directors and the Executive Committee may be included in this program. The shares acquired thereby may be subject to a vesting period to be determined by the Board of Directors.

Die Gesellschaft kann periodisch Aktien der Gesellschaft zu einem vom Verwaltungsrat festzulegenden Preis an Mitarbeiter abgeben. Die Mitglieder des Verwaltungsrats und der Geschäftsleitung können in dieses Programm eingeschlossen werden. Die so erworbenen Aktien können einer vom Verwaltungsrat festzulegenden Sperrfirst unterliegen.

VIII.Fiscal Year, Accounting principles, Allocation of Profits	VIII.Geschäftsjahr, REchnungslegung, Gewinnverteilung
Art. 42Fiscal Year The Board of Directors shall determine the start and the end of the Company's business year.	Art. 42Geschäftsjahr Der Verwaltungsrat bestimmt, wann das Geschäftsjahr beginnt und wann es endet.

Art. 43Accounting

The annual accounts consist of the profit and loss statement, the balance sheet, the cash flow statement, the annex and the management report, and shall be drawn up pursuant to the provisions of the Swiss Code of Obligations, particularly of Art. 958 et seq. CO, and the generally accepted commercial principles and customary rules in that business area.

If required by law, the consolidated financial statements shall be drawn in accordance with the provisions of Art. 962 CO.

Art. 43Rechnungslegung

Die Jahresrechnung besteht aus der Erfolgsrechnung, der Bilanz, der Geldflussrechnung, dem Anhang und dem Lagebericht und ist gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere Art. 958 ff. OR, sowie nach den allgemein anerkannten kaufmännischen und branchenüblichen Grundsätzen zu erstellen.

Die Konzernrechnung wird, sofern gesetzlich vorgeschrieben, gemäss den Bestimmungen von Art. 962 OR erstellt.

Art. 44Allocation of Profits

Subject to the legal provisions regarding distribution of profits, the profit as shown on the balance sheet shall be allocated by the General Meeting at its discretion after receipt of the proposals of the Board of Directors and the Auditors.

In addition to the legal reserves, the General Meeting may create supplemental reserves.

Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.

Art. 44Gewinnverteilung

Die Generalversammlung beschliesst nach Entgegennahme der Anträge des Verwaltungsrates und des Berichtes der Revisionsstelle unter Vorbehalt der gesetzlichen Bestimmungen über die Verwendung des Bilanzgewinnes und setzt die Dividende und den Zeitpunkt ihrer Auszahlung fest.

Zusätzlich zu den gesetzlichen Reserven kann die Generalversammlung zusätzliche Reserven bereitstellen.

Dividenden, die nicht innerhalb von fünf Jahren nach dem Fälligkeitstag beansprucht werden, verbleiben bei der Gesellschaft und werden den allgemeinen Rücklagen zugeführt.

Ix.Dissolution and Liquidation	ix.Auflösung und Liquidation
Art. 45Dissolution and Liquidation The dissolution and liquidation of the Company shall take place in accordance with the provisions of the Swiss Code of Obligations.	Art. 45Auflösung und Liquidation Für die Auflösung und Liquidation der Gesellschaft gelten die Bestimmungen des Schweizerischen Obligationenrechts.
X.Notices and Publications	X.Mitteilungen und Bekanntmachungen

Art. 46Notices and Publications

The Swiss Official Gazette of Commerce is the official publication medium.

Shareholder communications and notices the shareholders shall be made by publication in the Swiss Official Gazette of Commerce or sent by mail or e-mail to the addresses registered in the share register.

Unless the law provides otherwise, notices shall be given to creditors by publication in the Swiss Official Gazette of Commerce. The Board of Directors may assign further means of communication.

Art. 46Mitteilungen und Bekanntmachungen

Das Schweizerische Handelsamtsblatt (SHAB) ist das offizielle Publikationsmedium.

Mitteilungen und Bekanntmachungen an die Aktionäre erfolgen durch Publikation im Schweizerischen Handelsamtsblatt oder durch Brief oder E-Mail an die im Aktienbuch verzeichneten Adressen.

Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Schweizerischen Handelsamtsblatt, dem Publikationsorgan der Gesellschaft. Der Verwaltungsrat kann weitere Publikationsmittel bezeichnen.

Zurich, 11 June 2020Zürich, 11. Juni 2020